As filed with the Securities and Exchange Commission on July 30, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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LASERCARD CORPORATION

(Name of Registrant as Specified in Its Charter)

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LASERCARD CORPORATION

1875 N. Shoreline Blvd.

Mountain View, California 94043

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Friday, September 21, 2007

2:00 p.m. Pacific Time

To the Stockholders:

The 2007 Annual Meeting of Stockholders of LaserCard Corporation (the “Company”) will be held in the California Conference Rooms at Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California, 94304, on Friday, September 21, 2007, at 2:00 p.m. Pacific time, for the following purposes:

1. to elect directors;

2. to ratify the selection of Odenberg Ullakko Muranishi & Co. LLP as the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2007;

3. to approve an amendment to the Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 100,000;

4. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on Monday, July 23, 2007 are entitled to notice of and to vote at this meeting and at any continuation, adjournment, or postponement thereof.

By Order of the Board of Directors

/s/ STEPHEN M. WURZBURG
Secretary

Mountain View, California

July 27, 2006

Notice of Availability

We are taking advantage of the SEC’s new proxy rules which permit us to send our stockholders a paper Notice of Availability concerning internet availability of proxy materials for our annual stockholders meeting. This enables us to provide our stockholders with the information they need in a cost-effective and environmentally-friendly or “green” manner by avoiding the printing of unnecessary and/or unwanted materials. In accordance with these rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials to our stockholders on the Internet. The Notice of Availability instructs you how to access and review our proxy materials on-line and how to vote by Internet. The Notice of Availability also instructs you how to request by email or by telephone that an electronic copy of our proxy materials and annual report be sent to you by email or that a paper copy be sent to you by regular mail.

Voting Shares Held in Your Own Name

If your shares are held directly in your name on our stock records maintained by our transfer agent, Mellon Investor Services LLC, you are receiving a Notice of Availability from Mellon which contains a control number. You may vote by Internet by following the instructions on the Notice of Availability. If you wish to vote by telephone, then you may do so by calling 1-866-540-5760 toll free from the US or Canada. You will need to have the control number contained on your Notice of Availability in order to vote. If you request a paper copy of these proxy materials, then you will also receive a proxy card and return envelope which you may sign and return (postage free if mailed in the United States). Whether or not you plan to attend the meeting, we would request that you vote your shares. If you attend the meeting, and so desire, you may withdraw any proxy you have submitted and vote in person.

Voting Shares Held in “Street Name”

If your shares are held by your broker (“street name”) on our stock records, you are receiving a Notice of Availability from your broker or the broker’s agent which contains a control number. You may vote by Internet or by telephone by following the instructions on the Notice of Availability. You will need to have the control number contained on your Notice of Availability in order to vote.

If you request a paper copy of these proxy materials, then you will also receive a voting instruction form from your broker or bank or their agent, asking you how your shares should be voted. Please either vote your shares as instructed per that form by internet or, if available from your broker or bank, by telephone, or else please complete the form and return it in the envelope provided by the broker or bank or their agent; no postage is necessary if mailed in the United States.

Whether or not you plan to attend the meeting, we would request that you vote your shares. “Street name” stockholders may attend the 2007 Annual Meeting and vote in person by contacting the broker or bank in whose name the shares are registered, or their agent, to obtain a broker’s proxy showing the number of shares you owned beneficially on the record date. You must bring the broker’s proxy to the annual meeting in order to vote in person.

Voting Deadline

If you are voting by internet or by telephone, you must vote by 11:59 p.m. East Coast time on September 20, 2007.

LASERCARD CORPORATION

1875 N. Shoreline Blvd.,

Mountain View, California 94043

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 21, 2007

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of LaserCard Corporation, a Delaware corporation (the “Company”), for use at the 2007 Annual Meeting of Stockholders of the Company, to be held in the California Conference Rooms at Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California, 94304, at 2:00 p.m. Pacific time on Friday, September 21, 2007. Only stockholders of record on Monday, July 23, 2007, will be entitled to vote. At the close of business on that date, the Company had outstanding 11,810,360 shares of common stock.

Stockholders are entitled to one vote for each share held. All duly executed proxy cards received prior to the meeting will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

•	FOR the election of the Board’s nominees as directors as set forth in this Proxy Statement;

•	FOR the ratification of Odenberg Ullakko Muranishi & Co. LLP as the Company’s independent registered public accounting firm as set forth in this Proxy Statement;

•	FOR the amendment to the Employee Stock Purchase Plan to increase the shares reserved for issuance thereunder by 100,000 as set forth in this Proxy Statement;

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. Any stockholder giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its exercise. A proxy may be revoked by filing with the Secretary of the Company, prior to the meeting, either an instrument revoking it or a duly executed proxy bearing a later date; by duly executing a proxy bearing a later date which is presented at the meeting; or by attending the meeting and electing to vote in person by ballot.

The required quorum for the transaction of business at the annual meeting is a majority of the shares entitled to vote, represented in person or by proxy. Shares that are duly voted “FOR,” “AGAINST,” or “ABSTAIN” on any matter are treated as being present at the meeting for purposes of establishing a quorum.

The Company intends to count abstentions with respect to any proposal as present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. The Company intends to count broker non-votes (which typically occur when shares held by brokers or nominees for beneficial owners are not voted on a particular matter due to the absence of instructions as to the particular matter from the beneficial owners and the absence of the authority for the broker or nominee to vote such shares as to such matter absent such instructions) for the purpose of establishing the presence or absence of a quorum for the transaction of business, but not as votes cast with respect to any proposal that may come before the meeting. That is, although they count for purposes of determining a quorum, shares which are not voted as to a matter, besides abstentions, such as broker non-votes or under other circumstances in which proxy authority is defective or has been withheld, are not deemed to be present or represented for the purposes of determining whether stockholder approval of that matter has been obtained. Broker non-votes would to this extent have no effect on the outcome of the election of directors or the vote on any proposal requiring a majority of shares present or in person represented by proxy at the meeting. Many brokers are subject to rules which prohibit them from voting on proposals such as Proposal 3 relating to equity compensation plans unless they receive specific instructions from the beneficial owner to vote on such matters but such rules do not prohibit them to vote in the election of directors and on proposals such as Proposal 2 related to ratification of our independent registered public accounting firm in the absence of such instructions if and as they choose.

This Proxy Statement is being filed with SEC on July 30, 2007, and a Notice of Availability regarding this Proxy Statement will be mailed on or about August 7, 2007, to stockholders of record on July 23, 2007.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The Company’s By-Laws currently provide for a Board of Directors with seven authorized directors and the Company currently has seven directors. All directors are elected annually and serve a one-year term until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

The following seven persons were nominated by the Company’s Board of Directors upon recommendation of its Nominating and Corporate Governance Committee for election as directors: Bernard C. Bailey, Richard M. Haddock, Arthur H. Hausman, Donald E. Mattson, Dan Maydan, Albert J. Moyer, and Walter F. Walker. Certain biographical information about the nominees is set forth in the Security Ownership by Directors and Executive Officers table on pages 7, 8 and 9.

As explained above, all proxies solicited hereby will be voted for the election of the seven nominees unless authority to vote for one or more nominees is withheld in accordance with the instructions on the proxy card. If any nominee is unable or declines to serve as director at the time of the annual meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

The Board of Directors recommends a vote FOR election of the Company’s nominees.

Required Vote for Approval of Proposal 1

The election of each nominee to the Board of Directors will require the affirmative vote of the holders of a plurality of the shares of the Company’s common stock present in person or represented by proxy at the meeting. The seven nominees for director who receive the most votes cast in their favor will be elected to serve as directors. With respect to the election of directors, stockholders may (1) vote “FOR” all seven nominees, (2) “WITHHOLD” authority to vote for all such nominees, or (3) “WITHHOLD” authority to vote for any individual nominee or nominees, but vote for all other nominees. Because directors are elected by a plurality of the votes cast, broker non-votes and shares for which authority to vote has been withheld will have no effect on the outcome of the election.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Determination of Independence

The Board of Directors has determined that all of its current members and nominees other than Mr. Haddock are “independent” as defined by applicable listing standards of The Nasdaq Stock Market and SEC rules. In order to separate the role of CEO and Chairman of the Board, Mr. Mattson serves as Chairman of the Board.

Board Meetings and Committees

The Board of Directors held six meetings during fiscal year ended March 31, 2007. The Board has standing Audit, Compensation, Corporate Strategy, and Nominating and Corporate Governance Committees. During fiscal year 2007, the Audit Committee held seven meetings, the Compensation Committee held five meetings, the Corporate Strategy Committee held two meetings, and the Nominating and Corporate Governance Committee held two meetings. All directors attended in person or telephonically at least 75% of the meetings of the Board of Directors and of the committees on which such directors serve. At the end of each regularly scheduled meeting, the outside independent members of the Board of Directors meet without the employee directors (currently Mr. Haddock) present.

The Audit Committee is generally responsible for oversight on matters relating to financial accounting and reporting, internal controls, auditing, legal and regulatory compliance activities, and other matters as the Board of Directors deems appropriate. The Audit Committee’s role is limited to this oversight; it is not the duty of the Audit Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Rather the Company’s management is responsible for preparing the Company’s financial statements and the Company’s independent registered public accounting firm (“independent accountants”) is responsible for auditing those financial statements. The Audit Committee has the sole authority to appoint, retain, compensate, evaluate, and, where appropriate, replace the Company’s independent accountants. In addition, the Audit Committee has the sole authority to approve all auditing services and non-audit services to be provided to the Company and its subsidiaries by the independent accountants in advance of the provision of these services. The Audit Committee also approves the fees and terms of all non-audit services provided by the independent accountants and evaluates their independence. The Audit Committee currently is composed of four outside directors, namely Mr. Moyer, Chairman, and Messrs. Hausman, Mattson, and Walker, each of whom the Company believes to be qualified and “independent” as defined by The Nasdaq® Stock Market listing requirements.

The Audit Committee of our Board of Directors contains at least one “audit committee financial expert.” The name of the Audit Committee financial expert is Albert J. Moyer and the Board of Directors has determined that he is “independent” as that term is defined Item 7(d)(3)(iv) of Section 14A of the Securities and Exchange Act, as amended (the “Exchange Act”).

The Compensation Committee currently is composed of three outside independent directors, namely Mr. Hausman, Chairman, and Dr. Maydan, and Mr. Moyer. The Compensation Committee is responsible for approving the compensation of executive officers and of any other senior managers and key employees with respect to whose compensation the Chief Executive Officer seeks Compensation Committee input, and overseeing the Company’s 2004 Equity Incentive Compensation Plan and Employee Stock Purchase Plan except that the Compensation Committee shall recommend to the independent directors for their approval the compensation of the Chief Executive Officer. Committee Independence. Under its charter adopted by the Board of Directors, the Committee is responsible, on behalf of the Board, for reviewing and approving compensation programs, policies, and plans designed to motivate personnel to achieve Company objectives. One of the key responsibilities of the Committee is to recommend to the independent directors for their approval the compensation of the Chief Executive Officer (the “CEO”), taking into account his evaluation by the Board of Directors. Other responsibilities include: review and approve recommendations from the CEO for the compensation of officers, other senior managers, and key employees; review and approve recommendations regarding stock option grants for specific employees as provided under existing Company plans; and review and approve the concept and design of management incentive plans and programs for Company officers, other senior managers, and key employees. An additional responsibility of the Committee is to review and approve recommendations regarding changes in compensation of non-employee directors.

The Corporate Strategy Committee currently is composed of the CEO and three outside independent directors, namely Mr. Bailey, Chairman, and Messrs. Haddock Mattson and Moyer. The Corporate Strategy Committee participates with management to develop the Company’s strategic plan, including merger and acquisition strategy. The Corporate Strategy Committee then oversees management’s development of plans to implement the strategy; participates with management in the review and evaluation of individual merger and acquisition candidates and investment opportunities; and reviews and monitors progress, execution, and implementation of the strategy.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board of Directors nominees for director, and reviewing and making recommendations to the Board of Directors with respect to candidates for director proposed by stockholders. The Nominating and Corporate Governance Committee also periodically reviews and may recommend changes in the Company’s governance practices. The Nominating and Corporate Governance Committee currently is composed of three outside independent directors, namely, Mr. Walker, Chairman, and Mr. Mattson and Dr. Maydan.

All four committees of the Board have written charters that have been approved by the Company’s Board of Directors. Copies of these charters are available on the Company’s website.

Compensation Committee Interlocks And Insider Participation

During fiscal 2007, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Company’s Compensation Committee.

Certain Relationships And Related Transactions

Since the beginning of fiscal 2007, there was no transaction in which the Company was a participant involving $120,000 or more in which any director, named executive officer, or beneficial owner of 5% or more of our stock, or their immediate family, had a material direct interest, nor is there currently any such proposed transaction.

Directors Nominations

The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. While the Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board, it also believes it is better corporate governance for a corporation the size of the Company to have the CEO be the only management team board member.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the Director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by stockholders. Once identified, candidates are initially interviewed by the Chairman of the Nominating and Corporate Governance Committee and our Chief Executive Officer, and then by all members of the Nominating and Corporate Governance Committee and at least one additional officer of the Company and the Chairman of the Board.

The Nominating Committee will consider nominees proposed timely by the stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the Nominating Committee’s

consideration may do so by giving timely notice of the candidate’s name and qualifications in writing to the Secretary of the Company, 1875 North Shoreline Boulevard, Mountain View, CA 94043 and by otherwise complying with the procedures set forth in Section 2.13(b) of the Company’s bylaws. See “Stockholder Proposals and Board Nominations for the 2008 Annual Meeting.”

Board of Directors Interaction with Stockholders

The Company provides for a process for stockholders to communicate with the Board of Directors. Stockholders may send written communications to the attention of the Board of Directors, a specific Board member, or a specific committee, in care of LaserCard Corporation, Attention: Steven Larson, 1875 N. Shoreline Blvd., Mountain View, California 94043. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company. Mr. Larson will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Board Attendance at Annual Meetings

Although the Company does not have a formal policy regarding Board attendance at annual meetings of stockholders, all Board members are expected to attend. All members of the Board, except one, attended the 2006 annual meeting that was held on September 23, 2006.

Director Compensation

During fiscal year 2006, each non-employee director received an annual fee of $21,000 for serving as a director, the standard fee in effect since October 1, 2005. The Chairman of the Board received an additional $19,000.

The Chairman of each committee is paid an additional $10,000, $5,000, and $2,000 per year for serving on the Audit, Compensation, and Nominating and Corporate Governance Committees, respectively. Audit Committee members are paid an additional $5,000 per year. In addition, the Chairman and members of the Corporate Strategy Committee receive fees at the annual rate of $20,000 and $5,000, respectively, payable monthly, for serving on the committee from October 1, 2006, through September 30, 2007, with their fees thereafter declining to the annual rate of $5,000 and $2,000, respectively. All retainer fees were prorated over 12 months.

The Company also pays each member no more than $7,500, $2,000, and $1,000 per year for meeting attendance on the Audit, Compensation, and Nominating and Corporate Governance Committees, respectively. Fees for meeting attendance were paid per meeting. Reasonable out-of-pocket expenses incurred by directors for performing services for the Company were also reimbursed.

The Company’s 2004 Equity Incentive Compensation Plan provides for the automatic grant of an option to purchase 15,000 shares of the Company’s common stock on the date any person first becomes a director. These grants to newly elected directors become exercisable in cumulative increments of one-fourth (1/4) each at the end of 12 months, 24 months, 36 months and 48 months from the date of grant. The 2004 Equity Incentive Compensation Plan further provides that on the date of the Company’s annual meeting, each non-employee director who has been a director of the Company for the preceding six-month period and who is re-elected at the annual meeting, is automatically granted an option to purchase 6,000 shares of the Company’s common stock. The option share grants to the re-elected directors in the past had been exercisable in full at the time of grant; starting with the 2006 annual meeting, they instead vest over the next year in twelve equal monthly advance installments due to an amendment to the 2004 Equity Incentive Compensation Plan adopted by the Board of Directors during 2006. The exercise price for options granted to newly elected directors and re-elected directors is the fair market value of the Company’s common stock on the date of grant.

Non-Executive Director Compensation Table for Fiscal Year 2007

The following chart shows the compensation paid to each non-employee directors for their service in fiscal year 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total Compensation ($)
Bernard C. Bailey	$26,500	$10,898	$37,398
Arthur H. Hausman	$41,500	$21,469	$62,969
Donald E. Mattson	$56,000	$40,596	$96,596
Dan Maydan	$30,500	$21,469	$51,969
Albert J. Moyer	$39,750	$47,031	$86,781
Walter F. Walker	$35,375	$21,469	$56,844

(1)	The amounts listed under “Fees Earned or Paid in Cash” are based on actual payments made to our non-employee directors which include the standard Board and Committee member and chairman retainers and meeting fees described under “Director Compensation” immediately preceding this table. The amounts listed do not include reimbursement of expenses in attending the meetings.
(2)	Represents the amount of the total fair value of option awards granted in fiscal year 2007 and prior years recognized as stock-based compensation expense for financial statement reporting purposes for the fiscal year ended March 31, 2007, in accordance with SFAS No. 123(R), Share-Based Payment. Please see a discussion of all assumptions used in the valuation of these awards in Note 2, subpart (23) to our consolidated financial statements, which are included in Part II Item 8 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
(3)	Each returning director was granted 6,000 options under the 2004 Equity Incentive Plan on September 23, 2006, while newly elected director Bernard Bailey was granted 15,000 options. The grant date fair value of each option computed in accordance with SFAS 123R is $180,900 for Mr. Bailey and $72,360 for the other directors.
(4)	The number of options held at fiscal year end by each of the directors is as follows: Mr. Bailey—15,000; Mr. Hausman—54,000; Mr. Maydan—39,000; Mr. Mattson—27,000; Mr. Moyer—27,000; and Mr. Walker—55,000.

Security Ownership of Directors and Executive Officers

The table below and on the following page contains information as of July 15, 2007, respecting the number of shares and percentage of the Company’s common stock beneficially owned by each of the Company’s seven directors, by each named executive officer of the Company as shown in the table under “Executive Compensation—Summary Compensation Table” below, and by all executive officers and directors as a group. The address of each beneficial owner listed in the table is c/o LaserCard Corporation, 1875 N. Shoreline Blvd., Mountain View, California 94043. Applicable percentages are based on 11,877,940 shares outstanding on July 15, 2007.

Name, Principal Occupation, and Other Directorships	Age	Director Since	Common Shares(1)	Percentage of Class(2)
BERNARD C. BAILEY, Director	53	2006	0	0%
Currently Chairman and CEO of Paraquis Solutions LLC (consulting and IT services) since September 2006. Formerly, CEO and Director, Viisage Technology, Inc. (identity solutions for security credentials) from August 2002 through August, 2006. Previously, from January 2001 through August 2002, Mr. Bailey served as the Chief Operating Officer of Art Technology Group (software). Between April 1984 and January 2001, Mr. Bailey served in various capacities at IBM Corporation, including several executive positions. A graduate of the U.S. Naval Academy, Mr. Bailey served for eight years as an officer in the US Navy. Mr. Bailey is a director of Telos Corp.(information technology solutions and services) since October, 2006.

Name, Principal Occupation, and Other Directorships	Age	Director Since	Common Shares(1)		Percentage of Class(2)
RICHARD M. HADDOCK, Director and Executive Officer	55	2001	278,980	(3)	2.3%
Chief Executive Officer (since November 2004) and President (since September 2005). Previously Co-Chief Executive Officer from August 2003 through November 2004 and President and Chief Operating Officer from 1997 through November 2003.

ARTHUR H. HAUSMAN, Director	83	1981	74,392	(4)	0.6%
Private investor. Retired Chairman, President and Chief Executive Officer of Ampex Corporation (manufacturer of professional audio-video systems, data/memory products and magnetic tape). Director of CalAmp Corp. (direct broadcast satellite products).

DONALD E. MATTSON, Director	74	2005	19,500	(5)	0.2%
Private investor. Retired Senior Vice President and Chief Operating Officer of InVision Technologies, an explosives detection systems manufacturer, until its acquisition by GE (November 2000 to January 2005).

DAN MAYDAN, Director	71	1998	39,000	(6)	0.3%
Retired. Retired President of Applied Materials, Inc. (semiconductor manufacturing equipment) from January 1994 through April 2003. Director of Electronics for Imaging, Inc. (printing solutions), Infera (optical transmission equipment) and numerous private companies. Member of Board of Trustees of PAMF (Palo Alto Medical Foundation) since 2003 and Board of Governors of Technion (Israel Institute of Technology). Member of the National Academy of Engineering.

ALBERT J. MOYER, Director	63	2005	19,500	(7)	0.2%
Private investor. Retired Executive Vice President and Chief Financial Officer of QAD Inc. (a publicly held software company and subsequently served as consultant to QAD). Previously Director of QAD, Inc. from 2000 – 2005. Director of Collectors’ Universe, Inc. (collectibles markets), CalAmp Corp. (direct broadcast satellite products) and Virco Manufacturing Corp. (education furniture).

WALTER F. WALKER, Director	52	1999	156,041	(8)	1.3%
Private Investor (November 2006 to present). Previously President (September 1994 to October, 2007) of The Basketball Club of Seattle, LLC, which owns the Seattle Sonics & Storm Basketball teams (NBA and WNBA basketball). Formerly, was President (in 1994) of Walker Capital, Inc. (money management firm) and Vice President (from 1987 to 1994) of Goldman Sachs & Co. (investment banking firm). Director of Advanced Digital Information Corporation (archival and backup data-storage peripherals). Member of the Institute of Chartered Financial Analysts (CFAs).

CHRISTOPHER J. DYBALL, Executive Officer	56	2001	254,465	(9)	2.1%
Chief Operating Officer (since November 2004). Formerly President from November 2004 through September 2005, Co-Chief Executive Officer from August 2003 through November 2004 and Executive Vice President from 1992 through November 2003.

STEVEN G. LARSON, Executive Officer	57		157,902	(10)	1.3%
Vice President of Finance and Treasurer since 1987.

Name, Principal Occupation, and Other Directorships	Age	Director Since	Common Shares(1)		Percentage of Class(2)
STEPHEN D. PRICE-FRANCIS, EXECUTIVE OFFICER	60		46,813	(11)	0.4%
Vice President of Business Development (since November 2004) of LaserCard Corporation. Previously Director of Business Development of LaserCard Corporation. Previously Director of Business Development since 1999. Director of North American Security Products Organization; Past president, Advanced Card Technology Association of Canada (ACT Canada).

All executive officers and directors as a group (the 10 persons named above)			1,046,593	(12)	8.2%

(1)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)	Includes 250,078 shares purchasable by exercise of option within 60 days.
(4)	Includes 54,000 shares purchasable by exercise of option within 60 days.
(5)	Includes 19,500 shares purchasable by exercise of option within 60 days.
(6)	Includes 39,000 shares purchasable by exercise of option within 60 days.
(7)	Includes 19,500 shares purchasable by exercise of option within 60 days.
(8)	Includes 55,000 shares purchasable by exercise of option within 60 days. Does not include 1,000 shares owned by Mr. Walker’s wife, as to which shares Mr. Walker disclaims any beneficial ownership.
(9)	Includes 236,627 shares purchasable by exercise of option within 60 days.
(10)	Includes 150,542 shares purchasable by exercise of option within 60 days.
(11)	Includes 43,509 shares purchasable by exercise of options within 60 days.
(12)	Includes 867,756 shares purchasable by exercise of option within 60 days.

It is anticipated that each director and each executive officer will continue in his position, although there is no understanding or arrangement to that effect. Each director holds office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Each executive officer serves at the pleasure of the Board of directors. Each executive officer holds office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. There are no family relationships among any directors or executive officers of the Company.

PROPOSAL 2: RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to reaching a mutually satisfactory agreement concerning their fees and ratification by the stockholders, the Board of Directors has indicated that it intends to appoint Odenberg Ullakko Muranishi & Co. LLP (“OUM”) as the Company’s independent registered public accounting firm (“independent accountants”) to audit the financial statements of the Company for the current fiscal year. OUM has audited the Company’s financial statements beginning with fiscal 2005.

Representatives of the firm of OUM are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of OUM as the Company’s independent accountants is not required by the Company’s By-Laws or otherwise. The Board of Directors is submitting the selection of OUM to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm if the Audit Committee is unable to reach a mutually satisfactory agreement with OUM concerning fees or at any time subsequently during the year if the Audit Committee determines that such a change could be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR the above proposal.

Required Vote for Approval of Proposal 2

Approval of the above proposal related to the ratification of the Company’s independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the meeting. Stockholders may (1) vote “FOR,” (2) vote “AGAINST,” or (3) “ABSTAIN” from voting on Proposal 2. Broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of this proposal.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 100,000

The Board of Directors recommends stockholder approval of an amendment to the Employee Stock Purchase Plan or ESPP to increase the total number of shares reserved for issuance thereunder by 100,000, from 378,787 shares to 478,787 shares. The 100,000 share increase would be added to the 23,125 shares that remained available for purchase as of June 30, 2007. The 100,000 shares increase represents less than 1% of the Company’s 11,877,940 total outstanding shares as of the record date of July 23, 2006.

In June, 2007, the Compensation Committee of the Board of Directors voted, subject to stockholder approval, to amend the ESPP to increase the aggregate number of shares available thereunder by 100,000 shares, in order to have an adequate number of shares available for additional potential purchases under the ESPP for the next several years. During fiscal 2007, the Company issued approximately 30,000 shares under the ESPP.

The Board of Directors believes that it is in the best interests of the Company to be able to continue to provide a means by which its employees, including officers, may increase their equity ownership in the Company and hence to provide these persons with an incentive to enhance stockholder returns.

The Board of Directors recommends a vote FOR election of the above proposal.

Summary of the ESPP

Set forth below is a summary of the ESPP, which is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is included as Appendix A to this proxy statement as filed electronically via EDGAR with the Securities and Exchange Commission. Alternatively, a copy of the ESPP is available without charge upon stockholder request to: Steven G. Larson, Vice President of Finance, LaserCard Corporation, 1875 N. Shoreline Blvd., Mountain View, California 94043.

Description of ESPP

The ESPP was adopted by the Board of Directors and approved by the Company’s stockholders in 1972. The purpose of the ESPP is to provide eligible employees a convenient means, through payroll deductions, for acquiring an equity ownership in the Company, and thereby enhance their sense of participation in Company affairs and provide an incentive for continued employment.

All regular employees averaging 30 hours or more per week of employment (approximately 116 persons as of July 1, 2007) are eligible to participate in the ESPP on the first enrollment date following the start of their employment. Enrollment periods are held on the fifteenth day of the second month each quarter, and participants may designate from 2% to 6% of their compensation to be withheld for the purchase of shares of Common Stock at 67% of either the closing price or the average of the high and low trading prices over the three trading days preceding the next enrollment date. The differential between fair market value on the enrollment date and the price of the shares sold under the ESPP is charged to Company operations as a compensation expense and is taxed to the employee as income.

For the 2007 fiscal year ended March 31, 2007, the employees who participated in the ESPP (including all four executive officers) purchased a total of 30,418 shares, at an average purchase price per share of $7.61 and a weighted average fair value per share for shares purchased of $11.44 Because the number of shares to be purchased is a function of (a) a voluntary decision by the participants as to how much, if any, of their compensation to apply and (b) the stock price, the Company cannot estimate how many shares will be purchased by various groups of employees during fiscal 2008. The table below shows the participation in the ESPP during fiscal 2007 by the executive officers, members of the board of directors, and employees:

Name	Number of Shares (#)
Richard M. Haddock	2,783
Christopher J. Dyball	2,378
Steven G. Larson	2,057
Stephen D. Price-Francis	923
All current executive officers as a group (4 persons)	8,141
All current outside directors as a group (5 persons)	0
All employees, including all current officers who are not executive officers	30,418

The ESPP is administered by the Compensation Committee, and, subject to the provisions of the Stock Purchase Plan, the Compensation Committee has plenary authority to interpret the ESPP and to prescribe, amend, and rescind rules and regulations relating to it. The ESPP may be terminated at any time by the Board of Directors. In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our Common Stock or any similar event affecting our Common Stock, the Committee shall adjust the number and kind of shares available for grant under the ESPP.

Required Vote for Approval of Proposal 3

Approval of the amendment to the ESPP to increase the number of shares reserved for issuance thereunder by 100,000 will require the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the meeting. Stockholders may (1) vote “FOR,” (2) vote “AGAINST,” or (3) “ABSTAIN” from voting on Proposal 4. Broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR approval of Proposal 3.

EXECUTIVE COMPENSATION

Fiscal 2007 Summary Compensation Table

The Summary Compensation table below discloses the total compensation awarded to, earned by, or paid to the chief executive officer, the chief financial officer, and each of the other two persons who have served as the Company’s executive officers for the fiscal year ended March 31, 2007, who are referred to below as our named executive officers, for services rendered in all capacities to the Company and its subsidiaries.

Name and Principal Position	Salary ($)	Option Awards(1)($)	All Other Compensation ($)		Total Compensation ($)
Richard M. Haddock	$350,002	$209,277	$28,449	(2)	$587,728
President and Chief Executive Officer

Christopher J. Dyball	$305,011	$163,452	$26,450	(3)	$494,913
Chief Operating Officer

Steven G. Larson	$265,013	$123,076	$19,541	(4)	$407,630
Vice President, Finance and Chief Financial Officer

Stephen Price-Francis	$192,005	$79,309	$23,665	(5)	$294,979
Vice President, Business Development

(1)	Represents the amount of the total fair value of option awards granted in fiscal year 2007 and prior years recognized as stock-based compensation expense for financial statement reporting purposes for the fiscal year ended March 31, 2007 in accordance with SFAS No. 123(R), Share-Based Payment. Please see a discussion of all assumptions used in the valuation of these awards in Note 2, subpart (23) to our consolidated financial statements, which are included in Part II Item 8 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
(2)	Consists of the following amounts paid for by us: (i) $5,029 for Company’s matching contribution on behalf of the individual in the Company’s 401(k) plan, (ii) $10,660 for Employee Stock Purchase Plan discount; (iii) $10,702 for group insurance premiums; (iv) $1,194 for group term life insurance premium, and (vi) $864 for long-term disability insurance premium
(3)	Consists of the following amounts paid for by us: (i) $4,592 for Company’s matching contribution on behalf of the individual in the Company’s 401(k) plan, (ii) $9,186 for Employee Stock Purchase Plan discount; (iii) $10,702 for group insurance premium; (iv) $1,106 for group term life insurance premium, and (v) $864 for long-term disability insurance premium.
(4)	Consists of the following amounts paid for by us: (i) $3,981 for Company’s matching contribution on behalf of the individual in the Company’s 401(k) plan, (ii) $7,897 for Employee Stock Purchase Plan discount; (iii) $5,895 for group insurance premium; (iv) $904 for group term life insurance premium, and (v) $864 for long-term disability insurance premium.
(5)	Consists of the following amounts paid for by us: (i) $2,869 for Company’s matching contribution on behalf of the individual in the Company’s 401(k) plan, (ii) $3,403 for Employee Stock Purchase Plan discount; (iii) $15,916 for group insurance premium; (iv) $641 for group term life insurance premium, and (v) $836 for long-term disability insurance premium.

Fiscal Year 2007 Grants of Plan-Based Awards Table

The following table shows information regarding payments to named executive officers under our non-equity incentive compensation plan for the fiscal year ended March 31, 2007, and regarding stock option awards we granted to the named executive officers during the fiscal year ended March 31, 2007. The options granted to our named executive officers in fiscal year 2007 were granted under our 2004 Equity Incentive Compensation Plan. In addition, the table below shows estimated possible payouts under the formulaic portion of our fiscal 2007 bonus plan, whereas any actual such payouts would have been shown under the Fiscal 2007 Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise Price of Option Awards ($/sh) (3)	Closing Price on Option Grant Date ($/sh)	Grant Date Fair Value of Option Awards ($)(1)
Name	Option Grant Date	Minimum ($)	Target ($)	Maximum ($)
Richard M. Haddock	5/24/2006				56,250	$16.785	$17.07	$496,209
	9/22/2006				18,750	$12.06	$11.98	$117,669
		$—	$245,000	$367,500

Christopher J. Dyball	5/24/2006				37,500	$16.785	$17.07	$330,806
	9/22/2006				12,500	$12.06	$11.98	$78,446
		$—	$152,500	$228,750

Steven G. Larson	5/24/2006				30,000	$16.785	$17.07	$264,645
	9/22/2006				10,000	$12.06	$11.98	$62,757
		$—	$132,500	$198,750

Stephen Price-Francis	5/24/2006				18,750	$16.785	$17.07	$165,403
	9/22/2006				6,250	$12.06	$11.98	$39,223
		$—	$86,400	$129,600

(1)	Represents the total grant date of stock option awards granted to our named executive officers during fiscal year 2007. The fair value of these awards was determined in accordance with SFAS 123(R), Share-Based Payment. The assumptions used to calculate the grant date fair value of these awards are set forth in Note 2, subpart (23) to our consolidated financial statements, which are included in Part II Item 8 of the Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
(2)	Consists of options awarded which are exercisable over a four-year period, with 25% exercisable one year from the date of grant and the balance exercisable in quarterly installments thereafter.
(3)	In granting options, the Company for decades has used the average of the high and low trading prices on the date of grant as the exercise price, rather than the closing trading price, as the Company believes that such average is a more reliable measure of the fair market value of Company stock on the grant date and is in accordance with the valuation methods described in Section 20.2031-2 of the Treasury Regulations.

Outstanding Equity Awards At Fiscal Year-End 2007

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of March 31, 2007:

Optionee Name	Grant Date	Number of Securities Underlying Exercisable Options (#) (1))	Number of Securities Underlying Unexercisable Options (#)		Option Exercise Price ($)	Option Expiration Date
Richard M. Haddock	9/19/1997	20,000	0		$10.75	9/19/2007
	6/2/1998	5,000	0		$14.75	6/2/2008
	6/2/1998	10,000	0		$14.75	6/2/2008
	9/15/1998	2,407	0		$10.91	9/15/2008
	9/15/1998	17,593	0		$10.91	9/15/2008
	9/25/1998	30,000	0		$11.16	9/25/2008
	9/22/2000	11,984	0		$16.69	9/22/2010
	9/22/2000	18,016	0		$16.69	9/22/2010
	9/21/2001	15,000	0		$13.13	9/21/2011
	9/21/2001	3,750	0		$13.13	9/21/2011
	9/21/2001	11,250	0		$13.13	9/21/2011
	6/6/2002	8,530	0		$17.68	6/6/2012
	6/6/2002	41,470	0		$17.68	6/6/2012
	5/24/2005	2	49,626	(2)	$6.05	5/24/2015
	5/24/2005	18,748	6,624	(2)	$6.05	5/24/2015
	5/24/2006	0	5,957	(3)	$16.79	5/24/2013
	5/24/2006	0	50,293	(3)	$16.79	5/24/2013
	9/22/2006	0	18,750	(4)	$12.06	9/22/2013

Christopher J. Dyball	9/19/1997	36,700	0		$10.75	9/19/2007
	6/2/1998	5,000	0		$14.75	6/2/2008
	6/2/1998	10,000	0		$14.75	6/2/2008
	9/15/1998	16,957	0		$10.91	9/15/2008
	9/25/1998	30,000	0		$11.16	9/25/2008
	9/22/2000	11,984	0		$16.69	9/22/2010
	9/22/2000	18,016	0		$16.69	9/22/2010
	9/21/2001	15,000	0		$13.13	9/21/2011
	9/21/2001	3,750	0		$13.13	9/21/2011
	9/21/2001	11,250	0		$13.13	9/21/2011
	6/6/2002	8,530	0		$17.68	6/6/2012
	6/6/2002	41,470	0		$17.68	6/6/2012
	5/24/2005	2	48,750	(2)	$6.05	5/24/2015
	5/24/2006	0	5,003	(3)	$16.79	5/24/2013
	5/24/2006	0	32,497	(3)	$16.79	5/24/2013
	9/22/2006	0	1,767	(4)	$12.06	9/22/2013
	9/22/2006	0	10,733	(4)	$12.06	9/22/2013

Steven G. Larson	6/2/1998	7,351	0		$14.75	6/2/2008
	6/2/1998	7,649	0		$14.75	6/2/2008
	9/15/1998	2,406	0		$10.91	9/15/2008
	9/15/1998	4,261	0		$10.91	9/15/2008
	9/25/1998	30,000	0		$11.16	9/25/2008
	9/22/2000	10,000	0		$16.69	9/22/2010
	9/22/2000	10,000	0		$16.69	9/22/2010
	9/21/2001	5,522	0		$13.13	9/21/2011

Optionee Name	Grant Date	Number of Securities Underlying Exercisable Options (#) (1))	Number of Securities Underlying Unexercisable Options (#)		Option Exercise Price ($)	Option Expiration Date
	9/21/2001	6,478	0		$13.13	9/21/2011
	6/6/2002	9,086	0		$17.68	6/6/2012
	6/6/2002	25,914	0		$17.68	6/6/2012
	5/24/2005	2	33,750	(2)	$6.05	5/24/2015
	5/24/2005	11,248	0		$6.05	5/24/2015
	5/24/2006	0	9,468	(3)	$16.79	5/24/2013
	5/24/2006	0	20,532	(3)	$16.79	5/24/2013
	9/22/2006	0	1,875	(4)	$12.06	9/22/2013
	9/22/2006	0	8,125	(4)	$12.06	9/22/2013

Stephen D. Price-Francis	5/27/1999	9,400	0		$9.09	5/27/2009
	9/22/2000	750	0		$16.69	9/22/2010
	9/22/2000	2,250	0		$16.69	9/22/2010
	9/21/2001	2,500	0		$13.13	9/21/2011
	9/21/2001	2,500	0		$13.13	9/21/2011
	12/10/2002	5,063	0		$14.99	12/10/2012
	12/10/2002	1,687	0		$14.99	12/10/2012
	5/24/2005	4,750	26,250	(2)	$6.05	5/24/2015
	5/24/2006	0	10,762	(3)	$16.79	5/24/2013
	5/24/2006	0	7,988	(3)	$16.79	5/24/2013
	9/22/2006	0	1,172	(4)	$12.06	9/22/2013
	9/22/2006	0	5,078	(4)	$12.06	9/22/2013

(1)	These options are fully vested and exercisable.
(2)	These options are exercisable in cumulative increments of one-third (1/3) each at the end of 24 months, 36 months, and 48 months from the date of grant.
(3)	These options are exercisable in cumulative increments of one-fourth (1/4) each at the end of 12 months, 24 months, 36 months, and 48 months from the date of grant.
(4)	These options are exercisable over a four-year period, with 25% exercisable one year from the date of grant and the balance exercisable in quarterly installments thereafter.

Fiscal Year 2007 Option Exercises

The table below shows certain data for the option exercises during fiscal 2007, by our named executive officers.

Optionee Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Christopher J. Dyball	7,048	$44,050
Christopher J. Dyball	13,952	$87,200
Christopher J. Dyball	2,406	$19,173
Christopher J. Dyball	637	$5,076
Christopher J. Dyball	16,248	$190,345
Stephen D. Price-Francis	4,000	$46,880

(1)	Based on the fair market value determined on the date of exercise, less the option exercise price.

Pension Benefits

None of our named executives participate in or has account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executives participate in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Employment Contracts, Severance Arrangements, and Change of Control Agreements

None of the Company’s executive officers has an employment or severance arrangement with the Company although the Company is in the process of negotiating such agreements with certain of its officers. If such agreements are consummated prior to the annual meeting, they will be described in a Current Report on Form 8-K. Under the terms of the 2004 Equity Incentive Compensation Plan, the Board of Directors and/or Compensation Committee retains discretion, subject to certain limits, to modify the terms of outstanding options. In the event of a merger or sale of assets or like event, the Board of Directors is empowered to make appropriate adjustments to options granted previously under the 2004 Equity Incentive Compensation Plan. All options granted under the prior option plan are fully vested. The Board of Directors has adopted guidelines specifying the following as adjustments that it would consider appropriate upon the occurrence of such an event:

•	permitting optionees no less than 30 days to exercise the vested portion of their options;

•

having the successor corporation either (a) issue to optionees replacement options for the unvested portions of options, or else (b) pay deferred compensation on the spread between the value of Company stock upon the occurrence of such event and the option exercise price at the time such unvested portion would have vested; and

•

providing for vesting of 100% of the unvested portion for optionees employed by the Company for at least two years prior to such event if their employment is terminated within one year of such event by the successor corporation other than by resignation or for acts of moral turpitude.

The 2004 Equity Incentive Compensation Plan also provides in the event of a merger or other reorganization of the Company for the accelerated vesting n full of the automatic 15,000 and 6,000 share grants to outside directors.

Assuming there had been a change of control on March 31, 2007, and that all named executive officers had been terminated other than for acts of moral turpitude on such date, then the dollar value of the spread between (a) the closing price as of March 31, 2007, of Company common stock of $11.79 per share and (b) the exercise price of all in-the-money options listed under Number of Securities Underlying Unexercisable Options in the table under “Executive Compensation—Outstanding Equity Awards At Fiscal Year-End 2007” above held by Messrs, Haddock, Larson, Dyball, and Price-Francis would be $165,204, $89,534, $72,175, and $52,633, respectively.

Equity Compensation Plan Information

The table below shows information as of March 31, 2007, with respect to equity compensation plans under which equity securities of the Company are authorized for issuance. The Company’s equity compensation plans, consisting of the Company’s prior Stock Option Plan, 2004 Equity Incentive Compensation Plan, and Employee Stock Purchase Plan, are approved by security holders.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,099,563		$12.94	769,962	(1)
Equity compensation plans not approved by security holders (Nasdaq exemption Rule No. 4350(i)(1)(A))	129,157	(2)	$13.83	—

(1)	Includes 31,099 shares reserved as of March 31, 2007 for future purchases by employees through payroll deductions under the Company’s Employee Stock Purchase Plan, which is available to all regular employees who work a minimum of 30 hours per week and who have completed six months of employment with the Company and 738,863 shares under the 2004 Equity Incentive Compensation Plan.
(2)	Includes options to purchase 113,333 shares of common stock granted to six key employees of the acquired German subsidiaries and warrants to purchase 15,824 shares of common stock granted to the placement agent in our December 2003 private placement. See Note 6 of Notes to Financial Statements for a description of our equity compensation plans that do not require the approval of and have not been approved by our stockholders. Excludes warrants outstanding as of March 31, 2007, to purchase 158,233 shares of common stock issued to investors in our December 2003 private placement.

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis

Compensation Philosophy. The Company’s compensation practices for its named executive officers are intended to provide total compensation opportunities that are competitive with the pay practices of similar, high-technology companies. The goal of these compensation practices is to enable the Company to attract, retain and motivate superior performing officers and to align their compensation with the Company’s business objectives and performance, thereby providing incentives for management to strive to increase stockholder value and contribute to the long-term success of the Company. Consistent with these goals, the Company’s compensation programs for named executive officers include a mix of base salary, cash bonuses, and equity awards which to date have consisted of stock options. Base salary is intended to provide assured cash compensation. Bonus is intended to provide cash compensation linked to Company short-term performance. Stock options are used primarily to link executive incentives and the creation of stockholder value. This mix of compensation elements is intended to place a significant portion of compensation at risk and emphasizes performance. The Company utilizes a similar compensation program for its other key exempt employees.

In March 2006, the Compensation Committee engaged J. Richard & Associates to assist the Compensation Committee in the evaluation of appropriate cash and equity compensation for executive management in fiscal 2007. J. Richard & Associates prepared a competitive compensation analysis by comparing the company’s executive officer compensation with combined, or blended, compensation data of the Radford Executive Survey and a public company peer group as reported in proxy statements and other public filings. The peer group, consisting of ten companies of relatively similar size and profile to the Company, was established in consultation with management and was approved by the Compensation Committee. The peer group companies were Activcard Corp, Cambridge Display Technology, Inc., Digimarc Corporation, Discovery Partners International, Inc., I.D. Systems, Inc., OSI Systems Inc., RAE Systems, Inc., Rimage Corporation, Universal Display Corporation, and Viisage Corporation, Inc.

The Compensation Committee considered the competitive analysis and the CEO’s recommendations for fiscal 2007 executive officer compensation and requested certain additional data and modifications be made to the competitive analysis and recommendations. The Compensation Committee and independent directors subsequently approved modified proposals for fiscal 2007 base salaries, bonus plan, and equity awards in the form of stock options for the named executive officers. The Compensation Committee for fiscal 2008 determined that it did not need another competitive analysis and, as further described below, retained base salaries at their fiscal 2007 level and adopted a similarly structured bonus plan, deferring until the annual stockholders meeting the determination of equity awards.

Base Salary. After a decrease in annual base salaries in fiscal 2006 with the implementation of a bonus plan, the annual base salaries paid to the Company’s four executive officers were increased an average of 3.2% during fiscal 2007 and then kept at the same level for fiscal 2008. The fiscal 2007 adjustments included a 12.9% increase in the base salary for one officer and a 9.4% decrease in the base salary of another officer due to the competitive compensation analysis described above and taking into account their relative levels of responsibility. The Compensation Committee annually reviews and recommends to the independent directors the base salary level for the CEO, based on industry practice, competitive factors, prior experience, technical and administrative ability, position and responsibility, corporate performance, individual contribution, recommendations of executive management, in-depth knowledge of the Company and its technology and similar factors. The Committee annually discusses with the CEO his similar analysis of the base salary of the other named executive officers in deciding whether to approve the CEO’s recommendation of the salaries of the other named executive officers. Consistent with the Company’s current size, the Committee believes current executive salaries are comparable to the average salaries offered by competitive companies. The determination of annual salary is effective at the start of each fiscal year but sometimes is not made until during the first fiscal quarter.

Bonus Compensation. Prior to fiscal 2006, cash bonuses were occasionally awarded to executive officers and management employees based upon criteria such as pre-tax, pre-bonus Company earnings and licensing revenues, with various adjustments; however, no bonuses were awarded to executive officers for fiscal 2003, 2004 and 2005. Beginning in fiscal 2006, the Company each year has established a bonus plan that provides for bonuses to be awarded to the named executive officers and other key management employees based on specific goals achieved by the Company and the level of contribution to achievement of the goals by the individual named executive officers and key employees. The Company’s performance objectives include operating, strategic and financial goals considered critical to the Company’s short and long term goals. Bonuses for a fiscal year are paid during the first fiscal quarter of the following year once the determination of their amounts can be made based upon Company performance; there is no provision for recalculating them should there be a restatement of the Company’s financial statements. The bonus plan for each fiscal year is typically put in place during the first fiscal quarter.

While the percentages vary from year to year, the bonus plan for fiscal 2007 provided for bonuses based on 100% achievement of target goal levels as a function of base salaries for fiscal 2007, as follows: the CEO had a target bonus of 70%, the COO and CFO had target bonuses of 50%, and the Vice President of Business Development had a target bonus of 45%. For fiscal 2008, these target bonuses were adjusted to 59%, 44%, 44%, and 16%, respectively of base pay. Thus, for the Company’s named executive officers, the bonus plan links a substantial portion of their cash compensation to the achievement of Company performance objectives. The bonus plan for fiscal 2007 was designed such that bonus opportunity when combined with base salary created total cash compensation which was comparable to the average cash compensation of the surveyed companies against which the Company competes in hiring and retaining executive officers and other key employees.

Bonus awards depend on the extent to which Company performance objectives are achieved. The Company’s performance objectives vary from year to year and include operating, strategic and financial goals considered critical to the Company’s short and long term goals. For fiscal 2007, the bonus plan provided that bonuses were a function of the Company’s revenue achievement (30%) and pre-tax after bonus earnings (30%) relative to the annual operating plan; the individual officer’s accomplishment of certain management by objectives or MBOs (20%); and board discretion (20%). For fiscal 2008, the earnings percentage was increased to 35% and the revenue percentage was decreased to 25%. For fiscal 2007, the bonuses could range from zero to 150% of target based on Company performance while for fiscal 2008 the range is zero to 200% of target. In fiscal 2007, if the revenue and earnings component combined were less than target, then the MBO and discretionary components would be based on target; provided that the revenue achievement and MBO components also required the Company to be profitable. In fiscal 2008, if earnings are less than those in the annual operating plan, then the MBO and discretionary components are each to be allocated based on a maximum payment consisting of 20% of the target bonus while if the earnings are in excess of those in the annual operating plan, the MBO and discretionary components are each to allocated based upon an increased maximum payment which may not exceed 40% of the target bonus. Because the revenue and earnings components of these bonuses are tied to an annual operating plan performance reflecting significant growth and improvement over the prior year, the Committee believes that achievement of the bonus at a 100% payout level while possible is relatively unlikely. During fiscal 2007, because the Company was not profitable, the only bonus that could have been paid was the 20% board discretionary portion and the board determined not to pay any bonuses for fiscal 2007 to the named executive officers (although a $50,000 pool was established for other key employees).

Since fiscal 2006, the bonus plan has been formulaic other than the MBO and discretionary components and while the Board retains discretion to alter the formulae and payout, the Board would not do so absent exigent circumstances so discretionary alterations have not been made. The bonus plan is shown in the Summary Compensation and Grant of Plan-Based Award Tables above in two components. The portion that is formulaic is considered non-equity incentive plan compensation while the portion that is discretionary is considered bonus.

Equity Awards. The purpose of the Company’s 2004 Equity Incentive Compensation Plan is to attract and retain talented executive and other participating employees and to align their personal financial interests with those of the Company’s stockholders. By historically granting options with an exercise price equal to market price of Company stock at the date of grant, the Company ensures that executive officers will not obtain value unless there is appreciation in the Company’s stock. The options are a retention tool since they are generally granted with a term of seven years (decreased in fiscal 2007 from ten years) and vest over a four-year period. This approach is designed to focus key employees on sustainable growth of the Company and the creation of stockholder value over the long term. During fiscal 2004 and 2005 no options were granted to the named executive officers. The decision was made in fiscal 2006 that option grants should be a major component of the compensation package of the named executive officers. Therefore, in fiscal 2006, and to a lesser extend in fiscal 2007, the Company granted options which were larger than it would otherwise have granted had the named executive officers possessed substantial unvested options from prior grants.

Equity awards, historically in the form of stock options, are a major component of the compensation package of executive management. The named executive officers are generally granted options at the first Compensation Committee meeting following commencement of employment. Annual supplemental grants in fiscal 2006 and 2007 were determined proximate to the start of the fiscal year at the first board meeting following the Company’s earnings release for the prior fiscal year but beginning with fiscal 2008, the annual supplemental awards, which may be in the form of options and/or restricted stock or unit grants, will typically be considered on or close to the date of the annual stockholders meeting. In addition, while the Committee retains the discretion to grant the named executive officers additional equity awards at other times based upon superlative performance, the Committee has not done for the past several years. In recommending individual equity awards, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock awards held, the total number of shares of stock to be subjected to equity awards to be granted that year, and the associated SFAS 123(R) expense. In recommending individual stock options, the Committee in the past has not considered salary or bonus or gains made from prior option exercises. In determining the size of the equity pool for annual supplemental equity awards in any given year, the Committee considers overall stockholder dilution, FAS 123R expense, and Company performance. In granting options, the Committee for decades has used the average of the high and low trading prices on the date of grant as the exercise price, rather than the closing trading price, as the Committee believes that such average is a more reliable measure of the fair market value of Company stock on the grant date and is in accordance with the valuation methods described in Section 20.2031-2 of the Treasury Regulations.

Executives generally are able to exercise their vested options at any time but may only sell the resulting stock during non-black-out periods or under a 10b5-1 plan. The Company does not currently have any stock ownership requirement for its executive officers and directors but may consider such a requirement in the future.

Other. Other elements of executive officer compensation, all of which are available to either to all employees or to all exempt employees on the same basis, consist of participation in the employee stock purchase plan and Company match under its 401(k) plan, and Company-paid premiums on medical and life insurance and long-term disability policies. During fiscal 2007, all automobile-related benefits for the named executive officers were terminated and the CEO was given the 1997 vintage car which the Company had owned and been providing him usage of.

Tax Considerations. Cash payments, including salary and bonuses, are taxed at ordinary income rates when actually or constructively received. The Company currently grants incentive options to employees for the first $100,000 of options that become exercisable in a calendar year as permitted by the tax code and otherwise grants non-statutory options. Upon grant of either a non-statutory stock option or an incentive stock option, there is no tax consequence for the Company or the optionee. Upon any exercise of a non-statutory stock option, the employee is taxed at ordinary income rates and the Company receives a compensation expense deduction based on the spread between the then current fair market value of Company stock and the option exercise price. Upon any subsequent sale of the stock, the optionee is taxed at capital gains rates on any appreciation or depreciation since the date of exercise, which capital gain or loss is short-term or long-term depending on whether the stock has been held for a year or more. Upon any exercise of an incentive stock option, the employee is taxed in the same manner as for a non-statutory stock option if the employee sells the stock either less than one year after exercise of the option or less than two years after grant of the option, or otherwise fails to meet certain requirements. If the employee meets these holding periods and requirements, then there is no tax at ordinary income rates due on exercise and the Company does not receive a compensation expense deduction; however, the spread that would have been taxable to the employee had the option instead been a non-statutory option is classified as alternative minimum taxable income for the year of exercise which could result in alternative minimum tax for the employee. On any subsequent sale of the stock, the employee is taxed at long-term capital gains rates on any appreciation or depreciation since the date of grant.

We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. We do not expect that the non-exempt compensation to be paid to any of our executive officers for fiscal 2007 or 2008 as calculated for purposes of section 162(m) will exceed the $1 million limit.

Severance and Change of Control Arrangements. The Company currently does not have arrangements with any of its named executive officers to provide them with severance pay if they are terminated without cause or resign for good reason although the Company is in the process of negotiating such agreements with certain of its named officers. If there is a change of control, they will receive accelerated vesting of a portion of their outstanding options if their employment is terminated by the successor corporation other than for acts of moral turpitude as described above under “Executive Compensation—Employment Contracts, Severance Arrangements, and Change of Control Agreements”. The Company believes that it is important to provide its named executive officers with the incentive to remain employed with the Company or its successor following a change in control so that the acquirer could transition appropriately and more readily obtain the full value of the Company’s assets which would benefit Company stockholders. Therefore, the Company has did not grant benefits simply in the event of a change in control.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The following report of the Compensation Committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and proxy statement on Schedule 14A.

Compensation Committee

Arthur H. Hausman (Chairman)

Dan Maydan

Albert J. Moyer

AUDIT COMMITTEE REPORT AND OTHER OUTSIDE ACCOUNTANT-RELATED MATTERS

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate future filings, including this Form 10-K, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

The Audit Committee is comprised of the four outside directors listed below, each of whom qualifies as “independent” under the current listing requirements of NASDAQ and one of whom, Albert Moyer, is an “audit committee financial expert” for purposes of the SEC’s rules. The Audit Committee acts pursuant to a written charter which was most recently amended as of March 31, 2006. On behalf of the Board of Directors, the Audit Committee retains the Company’s independent accountants, reviews the arrangements for and scope of the audit by the Company’s independent accountants and reviews their independence, and oversees generally the integrity and quality of the Company’s financial accounting and reporting practices and its system of internal accounting controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee of LaserCard Corporation hereby reports as follows:

(1) The Audit Committee has reviewed and discussed the audited financial statements with management and with the independent accountants. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

(2) The Audit Committee has discussed with Odenberg Ullakko Muranishi & Co. LLP (“OUM”), the Company’s independent accountants for fiscal 2007, the matters required to be discussed by SAS 61 (Communication with Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), and any other required communications.

(3) The Audit Committee has received from and discussed with OUM the written disclosure and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

(4) Based in part on the representation, review, and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved, subject to approval of their fees and stockholder ratification, the selection of the Company’s independent accountants for fiscal 2008.

Audit Committee

Albert J. Moyer (Chairman)

Arthur H. Hausman

Donald E. Mattson

Walter F. Walker

Audit and Non-Audit Fees For Fiscal 2007 and 2006

The following table shows the aggregate fees billed to the Company by its current independent accountants, Odenberg Ullakko Muranishi & Co. LLP (“OUM”), in the case of audit fees for services rendered for fiscal years 2007 and 2006 and in the case of other fees, billed in such fiscal year for such services.

Description of Fees	2007	2006
Audit Fees	$340,500	$376,250
Audit-Related Fees	$33,195	$9,068
Total Fees for the year Ended March 31,	$373,695	$385,318

•

Audit Fees: Includes fees associated with the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act of 2002, review of our quarterly reports on Form 10-Q, annual report on Form 10-K and periodic reports on Form 8-K, consents issued in connection with the our Form S-8 and S-3 filings, assistance and review with other documents we filed with the SEC.

•	Audit-Related Fees: Audit-related services principally include employee benefit plan audits and due diligence services.

•	Tax Fees: Includes fees for tax compliance (tax return preparation assistance), general tax planning, tax-related services on acquisition, and international tax consulting.

•	All Other Fees: The Company was not billed by OUM for other services.

All audit and non-audit fees were approved by the Audit Committee. The Company’s policy on auditor independence does not permit the employment of its independent auditor for material non-audit related services, except for the following: services which are incidental and directly related to audit activities, tax related activities and tax planning on behalf of the Company. The Audit Committee considered whether the provision of services other than the audit services is compatible with maintaining the auditors’ independence.

Pre-Approval Policies and Procedures

It is the Company’s policy that all non-audit services to be performed by the Company’s independent auditor be approved in advance by the Audit Committee. The Company’s policy on auditor independence requires that, prior to engaging the independent auditor in any non-audit related activity other than that specifically authorized by the Company’s policy on auditor independence, Company management report to the Audit Committee the nature of the proposed activity, including the reasons why (i) it is necessary or beneficial to the Company to use the independent auditor to engage in such activity, and (ii) the steps being taken to ensure that the engagement of the independent auditor in such activity will not, among other things, violate applicable laws or regulations of the United States and applicable states, or the rules and regulations of the Nasdaq Stock Market, on which the Company’s securities are listed. In order for the Company to engage the independent auditor in the proposed activity, the Company must obtain Audit Committee approval.

MISCELLANEOUS MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company typically files these reports on behalf of its directors and officers, based on information provided by them. The Company believes, based on its review of Forms 3, 4, 5, if any, and periodic written representations from reporting persons, that all officers, directors, and holders of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements for the 2007 fiscal year. The SEC’s filings database website at “http://www.sec.gov/cgi-bin/browse-edgar?company=&CIK=30140&filenum=&State=&SIC=&owner=include&action=getcompany” contains the electronic filings of Forms 3, 4, and 5 of the Company’s directors and executive officers. Alternatively, the Company’s website, www.lasercard.com, provides a hypertext link to these SEC Section 16(a) filings.

Beneficial Ownership Of Common Stock

The table below, based upon information supplied by the principal stockholders, shows the name, address, number of shares held, nature of ownership and percentage of shares held as of July 23, 2007 by the persons or entities known to the Company to own beneficially more than 5% of the outstanding common stock. Applicable percentages are based on 11,877,940 shares outstanding on July 23, 2006.

BENEFICIAL OWNERSHIP BY PRINCIPAL STOCKHOLDERS

Name and Address of Beneficial Owner	Common Shares(1)	Percent of Class
MFC Global Investment Management (US), LLC 101 Huntington Ave. Boston, MA 02199	1,227,877	10.3%

(1)	Based on a Form 13-G/A filed on June 11, 2007, by MFC Global Investment Management (US), LLC (“MFC”) as to holdings as of May 31, 2007. According to that form, the stockholder named in this table has sole voting and dispositive power with respect of 260,250 of the shares and shared voting and dispositive power with respect to 967,627 of the shares. Based on such Form 13-G/A, John Hancock Advisers, LLC (“JHA”), 601 Congress Street, Boston, Massachusetts 02210 has shared voting and dispositive power with respect to 967,627 shares. JFA and MFC are both registered investment advisors and wholly-owned indirect subsidiaries of Manulife Financial Corporation (“Manulife”), 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5. Manulife disclaims beneficial ownership of these 1,227,877 shares but stated that it may be deemed to have beneficial ownership of these shares through its parent-subsidiary relationship to JHA and MFC.

Code of Ethics

The Company has adopted a code of ethics that applies to all Company employees. A copy of this code of ethics is accessible free of charge on the Company’s Internet website for investor relations (www.lasercard.com). Information contained on the Company’s website is not part of this report.

STOCKHOLDER MEETING MATTERS

Proxy Cost and Solicitation

Proxies may be solicited by mail, in person, by telephone, or by other methods. Solicitations may be made by directors, officers, and employees of the Company, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares of common stock they hold of record. The Company will reimburse these record holders for clerical and mailing expenses incurred by them in forwarding these materials to their customers.

The Company has engaged The Proxy Advisory Group, LLC (“PAG”) to assist in the solicitation of proxies and provide related advice and informational support for services fee and the reimbursement of its customary out-of-pocket expenses that are not expected to exceed $13,000 in the aggregate. The cost of soliciting proxies on behalf of the Board of Directors for the annual meeting is being borne by the Company. Costs incidental to these solicitations include expenditures for printing, postage, legal, soliciting, and related expenses and could include accounting and other consulting services in addition to the fees and costs of PAG described above.

Other Matters Not Intended For The 2007 Annual Meeting

The Company’s management does not intend to bring any business before the meeting other than the matters referred to in the accompanying Notice. However, if any other matters are properly presented at the meeting, all proxies solicited hereby will be voted in accordance with the discretion of the proxy holders. The proxy holders will be deemed to have discretionary authority to vote on the following matters, among others: (a) approval of the minutes of the 2006 Annual Meeting (but without ratification of the actions taken at that meeting); (b) election of a substitute for any nominee who is unable or for good cause will not serve as a director of the Company; and (c) all matters incident to the conduct of the meeting.

Pursuant to the Company’s By-Laws, proposals or nominations submitted by any person other than the Company’s Board of Directors, received by the Company after May 22, 2007, are considered untimely and will not be submitted for approval of the stockholders at the 2006 Annual Meeting.

Stockholder Proposals And Board Nominations For The 2008 Annual Meeting

A stockholder proposal or board nomination not included in the Company’s proxy statement for the 2007 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal or board nomination in writing to the Secretary of the Company at the principal executive offices of the Company (presently 1875 North Shoreline Boulevard, Mountain View, CA 94043) and otherwise complies with the provisions of the Company’s By-Laws. In accordance with Sections 2.13(b) and 2.13(c) of the Company’s By-Laws, in order to be timely submitted for the 2008 Annual Meeting, the Company must have received the stockholder’s notice or nomination not less than 120 days prior to the meeting; however, if less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the tenth day following the day on which notice of the date of the meeting is mailed to stockholders of record or public disclosure of the date of the meeting occurs. Public disclosure of the date of the meeting is deemed to have occurred if the annual meeting is held on the meeting date specified in the Company’s By-Laws, which would be September 19, 2008. Therefore, to be timely, the stockholder’s notice must be received by the Company no later than May 22, 2008.

Under Section 2.13(b) of the Company’s bylaws, any notification of intent to nominate a person as a candidate for director must contain the following information: (i) the name and address of each proposed nominee, (ii) the principal occupation of each proposed nominee, (iii) the number of shares (if any) of capital stock of the corporation owned of record or beneficially by each proposed nominee, (iv) the name and residence address of the notifying stockholder, (v) the number of shares of capital stock of the corporation owned by the notifying stockholder, (vi) whether the proposed nominee has ever been convicted of or pleaded Nolo Contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy, or been adjudged bankrupt, and (vii) any other information relating to such nominee that is required to be disclosed in a proxy statement soliciting proxies for the election of directors or is otherwise required to be provided by the stockholder pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The notification shall (1) be signed by the nominating stockholder and by each nominee, (2) be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee, and (3) confirm the accuracy of all of the above-described information contained in the notice. Nominations not made in accordance with these procedures shall be disregarded by the chairman of the meeting, and upon his or her instructions, the Inspector(s) of Election shall disregard all votes cast for each such nominee.

Under Section 2.13(c) of the Company’s bylaws, any notification of intent to submit a proposal must disclose (i) the name and address(es) of the person or group advancing the proposal, (ii) the number of shares of stock in the corporation owned of record or beneficially by the proposing stockholder, (iii) any material interest of such person or persons, or of persons affiliated with them, in the proposal, and (iv) such other information concerning the person making such proposal and the proposal itself as would be required by the appropriate Rules and Regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the proposal.

AVAILABILITY OF FORM 10-K

Upon request, the Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, including the financial statements, schedules, and list of exhibits. The Company will furnish exhibits to the Annual Report on Form 10-K to any requesting stockholder for a reasonable fee per page. The request for the Annual Report and/or its exhibits must include a written representation by the stockholder that as of July 26, 2006, the stockholder was entitled to vote at the Annual Meeting. Please send requests to: Steven G. Larson, Vice President of Finance, Corporate Office, LaserCard Corporation, 1875 N. Shoreline Blvd., Mountain View, California 94043. Alternatively, the Company’s 10-K and other SEC filings are posted on the Company’s website, “www.lasercard.com” which also has a hypertext link to the SEC’s website at “www.sec.gov/edgar/searchedgar/companysearch.html” for filings under the Company’s CIK code which is 30140.

APPENDIX A

LASERCARD CORPORATION,

a Delaware corporation,

EMPLOYEE STOCK PURCHASE PLAN

As of July 17, 2007

1. Purpose. The purpose of this Plan is to provide eligible employees a convenient means for acquiring an equity ownership in the Company, and thereby enhance their sense of participation in Company affairs and provide an incentive for continued employment.

2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it. All costs and expenses incurred in the administration of the Plan will be paid by the Company.

3. Eligible Employees. All employees who are employed an average of not less than thirty (30) hours per week by the Company and its designated subsidiaries on an enrollment date are eligible to participate in the Plan. The Committee shall determine which subsidiaries to designate; as of February 2, 2006, the only subsidiary designated is LaserCard Corporation, a California corporation.

4. Enrollment. Enrollment dates for the Plan shall be established by the Compensation Committee. The enrollment dates established as of February 2, 2006, are the 15th day of the second month of each calendar quarter (i.e. February 15, May 15, August 15, or November 15), or the next following business day if such date is a holiday or weekend. An eligible employee may enroll in the Plan on any enrollment date, by signing a form provided by the Company for authorizing payroll deductions for contributions to the Plan.

5. Contributions. Each eligible employee electing to enroll in the Plan shall, upon enrollment, designate (on the form provided by the Company) a percentage of between two percent (2%) and six percent (6%) of his straight time pay plus, at the employee’s election, any bonus pay to be withheld as a contribution by payroll deduction. Such percentage can be changed, within the limits stated, at any time by appropriate designation on the form provided by the Company but any such change will only be effective on the next enrollment date and will not impact the level of withholdings during the then current quarter. The amount of each employee’s contribution shall be held by the Company in a special account on the books of the Company, and such contributions, free of any obligation to pay interest thereon, will be credited by the Company to such employee’s account as soon as practicable after each withholding.

6. Purchase of Shares. Quarterly, the Company will apply the contributions accumulated in each employee’s account as of each enrollment date to the purchase of full shares of its Common Stock. The number of shares to be purchased on each “Purchase Date” shall be determined by dividing the amount of said accumulated contributions by an amount equal to sixty-seven percent (67%) of the lower of:

a. the average of the Trading Prices on the three Trading Days immediately preceding the Purchase Date; or

b. the average of the Closing Prices on the three Trading Days immediately preceding the Purchase Date.

For this purpose, “Trading Day” is defined as a day on which quoted sales of the Company’s Common Stock occurred and “Trading Price” is defined as the mean between the highest and lowest trade prices of the Company’s Common Stock on the Trading Day, and “Closing Price” is defined as the closing trade price of such stock on that day. The Company will, as soon as practicable after the Purchase Date, make the purchase and issue

A-1

to the employee entitled thereto a certificate evidencing the shares issuable to him as provided in the Plan. Any amount remaining in an employee’s account which is less than the sum required to purchase a full share of Common Stock will be held in said employee’s account to add to the employee’s subsequent contributions.

7. Withdrawals and Termination. An employee may terminate the employee’s participation in the Plan at any time by signing a new payroll deduction authorization form but such termination is only effective on the next enrollment date. Thus, once an enrollment date has passed, the employee may not terminate participation for the then current quarter other than upon termination of employment.

An employee’s participation in the Plan shall terminate when his employment with the Company or a subsidiary terminates for any reason. The amount accumulated in his account at such termination shall be allowed to remain in his account until the next purchase date in which event the shares purchased at said date, together with any amount less than that required to purchase a full share of Common Stock, shall be delivered to him or to the executor or administrator of his estate, as the case may be, unless such employee, or such executor or administrator, shall elect by written notice to the Company to have said accumulated amount refunded.

8. Assignment. No right or interest of any employee in the Plan or in an employee’s account is assignable or transferable, voluntarily, involuntarily, or by operation of law, except by will or by the laws of descent and distribution. An employee’s account shall not be subject to execution, attachment, or similar process.

9. Reserved Shares. An aggregate of 478,787 shares of the Company’s $0.01 par value Common Stock shall be reserved for issuance under this Plan, which shares may be in whole or in part, as the Board of Directors shall from time to time determine, authorized but unissued shares or issued shares reacquired by the Company. Said amount may be increased by the Board of Directors when necessary for the continued operation of the Plan, subject to the approval of the stockholders no later than the annual meeting following such increase.

10. Effective Date and Termination of Plan. This Plan is a continuation of the plan originally adopted by the Board of Directors on May 31, 1972. This Plan has been amended from time as permitted hereunder, most recently on October 1, 2004, by the stockholders to increase the number of shares reserved under the Plan; on February 2, 2006, by the Board of Directors to change when employees become eligible to participate in the Plan; and on July 17, 2007, by the Board of Directors, subject to stockholder approval at the September 21, 2007 annual meeting, to increase the number of shares reserved under the Plan by 100,000.

The Plan may be terminated at any time by the Board of Directors. In the event any increase in reserved shares necessary for continued operation of the Plan fails to receive the required stockholder approval, or in the event the Plan is terminated by the Board of Directors, all funds contributed to the Plan which have not been used to purchase stock under the Plan shall be returned to the employees contributing same.

11. Adjustments Upon Changes in Capital Structure. If a stock dividend, stock split or reverse stock split, reclassification or recapitalization were to occur, then the aggregate number of shares of the Company’s Common Stock reserved for issuance under the Plan shall be appropriately adjusted by the Committee in accordance with the Plan and such adjustment shall be conclusive.

In the event of any merger or consolidation of the Company (except with a subsidiary) with or into another corporation in which the Company is not the surviving corporation or any acquisition of 80% or more of its gross assets or stock, then the Board of Directors shall make arrangements at its discretion for either (i) the termination of the Plan, in which case all funds contributed to the Plan which have not been used to purchase stock under the Plan shall be returned to the employees contributing same, or (ii) upon notice to the participating employees, the acceleration of the application of contributions accumulated in each employee’s account to the purchase of full shares of the Company’s Common Stock pursuant to Section 6 prior to such transaction.

A-2

Please Mark

Here for Address

Change or

Comments

SEE REVERSE SIDE

Please mark

your votes as

indicated in

this example

The Board of Directors recommends a vote

FOR all of the nominees listed below.

X

FOR

AGAINST

ABSTAIN

ITEM 1. – Election of Directors

ITEM 2. – Ratification of the Company’s Independent Registered Public Accounting Firm.

Nominees:

FOR ALL NOMINEES

WITHHELD FOR ALL

The Board of Directors recommends a vote FOR Item 2.

(01) Bernard C. Bailey

FOR

AGAINST

ABSTAIN

(2) Richard M. Haddock

ITEM 3. – Approval of an Amendment to the Company’s Employee Stock Purchase Plan to reserve an additional 100,000 shares.

(3) Arthur H. Hausman

(4) Donald E. Mattson

The Board of Directors recommends a vote FOR Item 3.

(5) Dn Maydan

(6) Albert J. Moyer

ITEM 4. – OTHER MATTERS. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment, continuation, or postponement thereof.

(7) Walter F. Walker

Withheld for the nominees you list below. (Write that nominee’s name in the space provided below.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF THIS PROXY IS SIGNED AND RETURNED WITHOUT VOTING INSTRUCTIONS, THE SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2 and 3 AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

Signature(s)	Date, 2007

Please sign exactly as your name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign the partnership name by the authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your internet and telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/lcrd Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-865-540-5760 Use any touch- tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

LaserCard Corporation

This Proxy Is Solicited On Behalf Of The Board Of Directors For The Annual Meeting To Be Held On September 21, 2007

The undersigned hereby appoints Richard M. Haddock and Stephen M. Wurzburg, or any one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of Common Stock of LaserCard Corporation held of record by the undersigned on Monday, July 23, 2007, at the Annual Meeting of Stockholders to be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto , California 94304, on Friday, September 21, 2007, at 2 p.m. Pacific time, or any continuation, adjournment, or postponement thereof.

(Continued and to be marked, dated, and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE

ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS.

YOU MAY REVOKE THIS PROXY AT ANY TIM E

PRIOR TO ITS EXERCISE, OR YOU MAY ATTEND THE MEETING AND VOTE IN PERSON.